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                                                                   EXHIBIT 10.73

                           PATENT SETTLEMENT AGREEMENT

                  This Patent Settlement Agreement (the "Settlement Agreement") is entered into by and between Precise (as defined below) and Bollinger (as defined below), and is effective as of the Effective Date (as defined below).

                  WHEREAS, Precise owns the Patents (as defined below) and the Patents are valid and enforceable;

                  WHEREAS, Bollinger uses, offers to sell, sells, and distributes the Products (as defined below) and the Patents read on the Products;

                  WHEREAS, the parties to this Settlement Agreement desire to avoid the substantial expense which would be incurred in litigating any patent infringement claims;

                  NOW THEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged, Precise and Bollinger do hereby represent, warrant, covenant and agree as follows:

                                 I. DEFINITIONS

1. "ACCUSED UNITS OF PRODUCT" shall mean the 400,000 units of Products (defined below) that Bollinger represents and warrants it has, marketed, sold, offered to sell or distributed from September 1, 1999 through the Effective Date, excluding the Current Inventory (defined below).

2. "BOLLINGER ACTION" shall mean Bollinger Industries, L.P., v. Precise Exercise Equipment, Inc., et al., Case No. 400-CV-0135-A in the United States District Court for the Northern District of Texas (the "Texas Court").


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3.       "BOLLINGER" shall mean Bollinger Industries, Inc., a Delaware corporation, Bollinger Industries, L.P., a Texas limited partnership, and each of their respective directors, officers, stockholders, agents, employees, affiliates, subsidiaries, successors and assigns.

4. "CURRENT INVENTORY" shall mean the units of Products for which Bollinger has a non-cancelable purchase commitment or that are in the possession or control of Bollinger as of the Effective Date which Bollinger represents and warrants do not exceed Two Hundred Thousand (200,000) units. Bollinger shall have the right to market the Current Inventory only in accordance with the Limited Sell-off Right (as defined below).

5. "EFFECTIVE DATE" shall mean the date that this Settlement Agreement is fully executed by the parties.

6. "KMART ACTION" shall mean Precise Exercise Equipment, Inc., et al. v. KMart Corporation, et al., Case No. ED CV 00-312 RT (RCx) in the United States District Court for the Central District of California, Eastern Division (the "Court").

7. "LIMITED SELL-OFF RIGHT" shall mean the limited right set forth in paragraph II.3 below whereby Precise grants Bollinger the limited right to market and sell-off its Current Inventory.

8. "PATENTS" shall mean U.S. Patent Nos. 5,492,520 and 5,577,987, any corresponding foreign patents and patent applications (a list of which is attached hereto as EXHIBIT A), and any patents which issue on any continuation, continuation-in-part, divisional or reissue applications thereof.

9. "PRECISE" shall mean Precise Exercise Equipment, Inc., a New Jersey corporation, and Fitness Innovations and Technologies (F.I.T.), Inc., a Delaware corporation, and each of their respective directors, officers, stockholders, agents, employees, affiliates, subsidiaries, successors and assigns.


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10.      "PRODUCTS" shall mean any and all abdominal exercise devices on which one or more of the Patents read and which have been manufactured, used, marketed, sold or distributed by Bollinger since September 1, 1999, including, but not limited to, the devices referred to as the "AbRock'It", the "AbRock'It Plus", and the "EZ Abs".

11. "STEP PRODUCT" shall mean all products covered by the Sublicense Agreement attached as Exhibit B.

12.      "TERRA STAR" shall mean Terra Star, Inc., a Utah corporation.

13. "WALMART ACTION" shall mean Precise Exercise Equipment, Inc., et al. vs. Walmart Stores Incorporated, Case No. ED CV 00-881 RT (RCx) in the United States District Court for the Central District of California, Eastern Division.

                              II. SETTLEMENT TERMS

1. WARRANTY REGARDING UNITS OF PRODUCT. Bollinger warrants it has not sold, manufactured, caused the manufacture of or distributed more than the 600,000 units of Products since September 1, 1999. Bollinger also warrants that this number of units of Product includes the Current Inventory, which consists of 200,000 units of Products.

         a. AUDIT. On the Effective Date and for 90 days thereafter, Bollinger shall provide Precise with the opportunity to inspect and audit the applicable records of Bollinger relating to the units of Product made, used, sold or distributed by Bollinger since September 1, 1999.

         b. SALES IN EXCESS OF ACCUSED UNITS OF PRODUCT AND THE CURRENT INVENTORY. Unless otherwise provided herein, Bollinger shall pay Precise a reasonable royalty rate of $4.50 per unit for each and every additional unit of Product manufactured, sold or


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                  distributed by Bollinger after September 1, 1999 in excess of the Accused Units of Product and the Current Inventory.

2. SETTLEMENT AMOUNT. In exchange for Precise settling and dismissing the Action on the terms stated in this Settlement Agreement, Bollinger has agreed to deliver consideration to Precise that the parties have valued at Four Dollars ($4.00) per Accused Product Unit. This consideration will be paid or delivered by Bollinger as follows: (1) on the Effective Date, Bollinger shall pay Precise by wire transfer or by certified check One Hundred Three Thousand Dollars ($103,000.00); (2) Bollinger shall, as expeditiously as possible, obtain any necessary authorization and approval and execute and deliver the Sublicense Agreement to Precise; (3) within nine (9) days after the Effective Date, Bollinger shall execute and deliver the Assignment Agreement to Precise; and (4) Bollinger shall perform its obligations under paragraph II.4 below. The payment and delivery of consideration by Bollinger to Precise under this Settlement Agreement are attributable to, among other things, the past manufacture, use, sale and distribution of the Product by Bollinger and compensation for the diminution in value to the business reputation, goodwill and customer relations of Precise.

3. LIMITED SELL-OFF RIGHT RE: CURRENT INVENTORY. After the Effective Date, Bollinger shall be entitled to market, sell and distribute its Current Inventory only on the following terms:

         a. LIMITED TO CURRENT INVENTORY. The Limited Sell-Off Right shall apply only to the marketing and sale of the Current Inventory for the purpose of fulfilling existing commitments from current Bollinger customers. The Current Inventory shall not exceed Two Hundred Thousand (200,000) units of Product. This Limited Sell-Off Right does not grant Bollinger any other right to manufacture, market, sell or distribute any other Products upon which one or more of the Patents read, nor does it permit Bollinger to market or sell any Products in excess of the Two Hundred Thousand (200,000) units of Product of the Current Inventory.


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         b.       ROYALTY AND TERMINATION DATE. Bollinger shall pay Precise a royalty equal to Two Dollars and Fifty Cents ($2.50) per unit of Current Inventory [Product] sold or distributed pursuant to the Limited Sell-Off Right (the "Sell-Off Royalty"). Bollinger shall pay Precise all such royalty payments on a monthly basis by wire transfer or by cashier's check for all units of Product which Bollinger has shipped to any customer in the immediately preceding month. Sell-Off Royalties shall be paid within ten (10) days following the end of the month for which they are due. The Sell-Off Royalty shall be paid on all Products shipped from November 1, 2000 through the termination of the Limited Sell-Off Right. The Limited Sell-Off Right shall terminate on March 1, 2001.

         c. REPORTING REQUIREMENT. Bollinger shall supply Precise on a monthly basis with a written accounting of all units of Product sold from the Current Inventory by customer account. This accounting shall be supplied with the Sell-Off Royalty payment for the relevant month. At Precise's request, Bollinger shall supply Precise with copies of such documents that permit Precise to verify the number of units of Product sold by Bollinger, including all purchase orders, bills of lading, and shipping documentation.

         d. PATENT NOTICE. Bollinger agrees that prior to selling any Current Inventory after the Effective Date it will apply a label indicating that the unit is covered by the Patents. For Current Inventory Products that are already packaged, the label may be applied to the packaging. For Current Inventory Products that have not yet been packaged, the label shall be applied to the Product. Such label shall be substantially in the following form:
                           U.S. Patent Nos.:
                                    5,492,520
                                    5,577,987


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                  and shall be of a size and in a location such that a user can readily locate and read it and shall be of a quality such that it will remain affixed to the unit or packaging as appropriate through normal usage.

         e. NO ASSIGNMENT OR SUB-LICENSE. This Limited Sell-Off Right is particular to Bollinger, and Bollinger may not assign, sub-license, pledge, mortgage or otherwise encumber it, in whole or in part, except as expressly consented to by Precise in advance in writing and except to the extent of loan agreements.

         f. INDEMNIFICATION FOR CURRENT INVENTORY. Bollinger agrees that it will defend and indemnify Precise with respect to any claims, damages or causes of action that may be asserted against Precise arising out of or relating to Bollinger's manufacture, use, sale or distribution of Products. Bollinger further agrees that it will maintain product liability insurance of not less than One Million Dollars per occurrence for a period of three years and that it will add Precise as an additional insured to such policies.

4. NOTIFICATION AND TRANSFER OF RETAIL ACCOUNTS. Within 10 days of the Effective Date, Bollinger shall notify its retail customer accounts, including but not limited to Walmart, KMart, Modell's, The Sports Authority and QVC, that the Products will be available for purchase from Bollinger only until the Current Inventory is exhausted and that following March 1, 2001 the Products will no longer be available for purchase from Bollinger. Bollinger shall also notify all its current retail customer accounts that the Products, and any other product covered by the claims of the Patents, may be purchased from Precise and/or its authorized representative, Terra Star. After the Effective Date, but subject to the Limited Sell-Off Right, Bollinger shall direct all customer inquiries for purchase of the Products to Precise.

         a. TRANSITION TO TERRA STAR. Bollinger shall use all reasonable efforts to effectuate the transition of its current retail customer accounts (including Walmart, KMart,


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                  Modell's, The Sports Authority and QVC) for the Products to
                  Terra Star. Such efforts shall include, but shall not be limited to: meetings, conferences, telephone calls and written correspondence with buyers, representatives or other necessary personnel at each respective retail account; providing consultations regarding warehousing, handling, manufacturing and marketing of the Products; providing information to Terra Star regarding Bollinger's retail customer accounts including monthly shipment information by account, invoice selling price to each account, and future forecast reports by each account; and, for a period of 6 months after the Effective Date, providing Terra Star with any other information or reasonable assistance for the purpose of effectuating the transition of Bollinger's current retail customer accounts for the Products to Terra Star.

         b. RETAILER COMMITMENTS. Bollinger shall assist Terra Star to obtain commitments from Bollinger's current retailer customers for Terra Star to continue to supply the Product, or a similar product covered by the Patents, to such retailers for calendar years 2001-2002.

         c. KMART SHELF SPACE AGREEMENT. If requested by KMart as a condition for Terra Star sales of the Products under this paragraph 4 to KMart, Bollinger will release rights to its shelf space as provided for in Bollinger's current marketing agreement with KMart.

         d. RELEASE. Upon Bollinger's payment to Precise of the $103,000 provided for in paragraph II.2 above, the delivery of a fully executed copy of the Sublicense Agreement, the delivery of a fully executed copy of the Assignment Agreement, and Precise's or Terra Star's receipt of an order from each of KMart and Walmart for any product covered by the Patents, Precise shall completely release Bollinger and its customers, including but not limited to KMart and Walmart, from all claims, actions and causes of action arising from Bollinger's past sales of Product, and Bollinger shall completely release Precise from all claims, actions, and causes


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                  of action arising out of or relating to the dispute over the
                  Patents. This Release shall be effective with respect to the sale or distribution of Current Inventory only to the extent the royalties on such Products set forth herein have been paid by Bollinger to Precise.

5. ADMISSION OF VALIDITY AND ENFORCEABILITY OF PATENTS. Bollinger admits that the Patents are valid and enforceable and that one or more of the claims of U.S. Patent No. 5,577,987 read on each of the Products. Bollinger covenants and agrees not to take any action to contest the validity or enforceability of the Patents. Bollinger also covenants and agrees to abstain from manufacturing, offering to sell, selling, using or distributing the Products and any and all colorable imitations thereof, except as provided in this Settlement Agreement.

6. AGREEMENT TO RESPECT PATENTS. Bollinger covenants and agrees not to take any action or assist any other party in taking any action to contest the validity of the Patents or to dispute infringement of the Products on the Patents, unless required by subpoena or other compulsory process.

7. STIPULATION OF DISMISSAL. Within ten (10) court days of the Effective Date, Precise shall execute and, upon execution by Bollinger, shall file with the Court a Stipulation of Dismissal dismissing the KMart Action without prejudice. Within ten (10) court days of the Effective Date, Precise shall file with the Court a Voluntary Dismissal of the Walmart Action without prejudice. Within ten (10) court days of the Effective Date, Bollinger shall execute and, upon execution by Precise, shall file with the Texas Court a Stipulation of Dismissal dismissing the Bollinger Action with prejudice. Upon Bollinger's payment to Precise of the $103,000 provided for in paragraph II.2 above, the delivery of a fully executed Sublicense Agreement, the delivery of a fully executed Assignment Agreement, and Precise's or Terra Star's receipt of an order from each of KMart and Walmart for any product covered by the Patents, Precise shall (i) execute and, upon execution by Bollinger, shall file with the Court an Amended Stipulation of Dismissal dismissing the


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         KMart Action with prejudice and (ii). file with the Court an Amended
         Voluntary Dismissal dismissing the Walmart Action with prejudice.

8. CONSENT TO INJUNCTION. Bollinger covenants and agrees to abstain from manufacturing, offering to sell, selling, using or distributing the Products and any and all colorable imitations thereof, in the United States and in such other countries where Precise has patent protection (including those countries listed on EXHIBIT A hereto), except as provided in this Settlement Agreement or otherwise authorized by Precise in writing. Bollinger acknowledges that a breach of this paragraph would not be remediable by monetary damages alone, but would require equitable relief, including injunctive relief that bars Bollinger from (i) making, using, offering to sell, selling, or distributing any device in the United States and in those other countries where Precise has patent protection which infringes Precise's Patent rights, including the Products and any and all colorable imitations thereof; (ii) inducing infringement of Precise's Patent rights; and (iii) marketing or distributing any advertising, promotional materials or packaging bearing any photograph or graphic artwork of any device that infringes Precise's Patent rights, including the Products and any and all colorable imitations thereof. Bollinger hereby consents to the entry of such an injunction upon a sufficient showing by Precise that Bollinger is manufacturing, using, marketing, selling or distributing in the United States and in such other countries where Precise has patent protection any abdominal exercise Product upon which one or more of the Patents reads, except as authorized by this Settlement Agreement or otherwise authorized by Precise in writing.

9. ASSIGNMENT OF RIGHTS TO PRODUCTS AND PROMOTIONAL MATERIALS. As of the Effective Date, but subject to the Sell-Off Rights, Bollinger shall assign and transfer to Precise its entire right, title and interest in intellectual property related to the Products (including but not limited to any trademark, servicemark, trade dress, or patent rights Bollinger may have in or relating to the Products and all marketing and promotional materials). A fully executed Assignment Agreement shall be delivered to Precise within nine (9) days after the Effective Date.


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10.      RIGHTS TO THE STEP PRODUCT. Effective as of the Effective Date,
         Bollinger will sublicense to Precise rights under certain intellectual property relating to the STEP Product as set forth in the Sublicense Agreement attached hereto as Exhibit B. Bollinger agrees that it will use its best efforts to obtain from the Step Company as soon as possible any authorization or permission that may be required to permit Bollinger to grant the sublicense provided by the Sublicense Agreement.

                             III. GENERAL PROVISIONS

1. ATTORNEYS' FEES AND COSTS. In any action involving any controversy, claim or dispute between or among the parties hereto, arising out of the interpretation or enforcement of this Settlement Agreement or any of its terms, the prevailing party or parties shall be entitled to recover its reasonable attorneys' fees and costs from the other party or parties.

2. AUTHORITY. Each signatory hereto represents and warrants that it has the full power and authority to execute, deliver, and perform this Settlement Agreement.

3. CHOICE OF LAW AND JURISDICTION. This Settlement Agreement, including its existence, validity, construction and operational effect, shall be governed by the substantive laws of the State of California without regard to choice of law principles. The parties hereto hereby consent to the jurisdiction of the courts of the State of California including the Federal Courts located therein. The parties hereto also hereby agree that the venue for any dispute or action arising from this Settlement Agreement shall be in the courts of the State of California and the Federal Courts located therein (Central District).

4. CONFIDENTIALITY. This Settlement Agreement shall be kept confidential, but may disclosed to Terra Star or as reasonably required by normal business operations.


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5.       COUNTERPARTS; INTEGRATION CLAUSE AND MODIFICATION. This Settlement
         Agreement may be executed in counterparts and may include exhibits and attachments. All counterparts, exhibits and attachments shall constitute one agreement binding on the each of the parties to which they pertain. This Settlement Agreement contains the entire agreement of the parties hereto pertaining to the settlement of the Action and fully supersedes all prior agreements, understandings and/or discussions between the parties hereto pertaining to the subject matter hereof. This Settlement Agreement may not be amended, nor any of its provisions waived, except by a writing executed in like manner by the parties.

6. FURTHER ASSURANCES. Without further consideration, the parties hereby covenant and agree to execute such instruments, documents, pleadings and statements, and to take such further action, as may be reasonably necessary to effectuate and/or further the purposes of this Settlement Agreement or any of its terms or conditions, including, but not limited to, executing and/or consenting to any and all motions to the court presiding over the KMart Action, the Walmart Action or the Bollinger Action for the purpose of dismissing those actions, or any other such matter as may be reasonably required to effectuate this Settlement Agreement or any of its terms and/or conditions. The parties also agree not to take any action that would conflict with the provisions of this Settlement Agreement and the transactions contemplated herein.

7. INTEGRATION CLAUSE AND MODIFICATION. This Settlement Agreement and the exhibits and annexes referenced herein contain the entire agreement of the parties hereto pertaining to the settlement of the KMart Action, the Walmart Action and the Bollinger Action. This Settlement Agreement fully supersedes all prior agreements, understandings and/or discussions between the parties hereto pertaining to the subject matter hereof, and no change in, modification of, or addition, amendment or supplement hereto shall be valid unless set forth in writing signed by each of the parties hereto following the signing of this Settlement Agreement.


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8.       MUTUAL DRAFTING. The parties hereto participated equally in the preparation of this Settlement Agreement; accordingly, any claimed ambiguity should not be construed for or against any party.

9. NOTICES. All notices and other communications pertaining hereto shall be in writing and shall be deemed to have been given when delivered personally or five (5) days after being mailed, certified or registered mail, return receipt requested, postage prepaid, to the respective addresses set forth immediately opposite the signatures of the parties hereto or to such other address or addresses as any of them may from time to time in writing designate hereunder.

10. SEVERABILITY. In the event any provision of this Settlement Agreement is found by a court of competent jurisdiction to be invalid or prohibited by law, such provision shall be revised by said court to the extent, and only to the extent, necessary to render such provision valid, shall be ineffective only to the extent of such prohibition or invalidity, and shall not invalidate or otherwise render ineffective any of the remaining terms and conditions of this Settlement Agreement provided any provision held to be invalid or prohibited by law is not essential to the parties' enjoyment of the economic benefits contemplated by this Agreement.

11. SUCCESSORS AND ASSIGNS. This Settlement Agreement shall be binding upon and shall inure to the benefit of the successors, heirs and assigns of the parties hereto. Bollinger, however, shall not have the right to assign any right or obligation created in this Settlement Agreement to any other party, including any third party, without the express written consent of Precise. Any attempt to assign or transfer any right or obligation under the Agreement in violation of this provision shall be null and void.

12. WAIVER, MODIFICATION AND AMENDMENT. The failure of any party to insist at any time upon the strict performance of any provision, term or condition of this Settlement Agreement or to act upon or exercise any right or remedy available or possibly available


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         to such party, whether hereunder, at law or in equity, shall not be interpreted as a waiver, modification, or amendment of any such provision, right or remedy unless specifically expressed in writing signed by such party.

IN WITNESS WHEREOF, the parties have caused this Settlement Agreement to be duly executed as of the date set forth in the signature lines below.

PRECISE EXERCISE EQUIPMENT, INC.


                                                     500 International Drive
----------------------------                         Suite 300
By:                                                  Mt. Olive, New Jersey 07828
Its:
Date:
     ------------------------


FITNESS INNOVATIONS AND TECHNOLOGIES (F.I.T.), INC.


                                                     500 International Drive
----------------------------                         Suite 300
By:                                                  Mt. Olive, New Jersey 07828
Its:
Date:
     ------------------------


BOLLINGER INDUSTRIES, INC.

                                                     602 Fountain Parkway
----------------------------                         Grand Prairie, Texas 75050
By:
Its:
Date:
     ------------------------


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                                    EXHIBIT A


PATENTS

U.S. Patent No. 5,492,520
U.S. Patent No. 5,577,987
European Patent No. EP 0717 649 B1





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